CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 20, 2007, relating to the financial statements and financial highlights which appear in the September 30, 2007 Annual Reports to Shareholders of Causeway International Value Fund and Causeway Emerging Markets Fund (the "Funds"), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent registered public accounting firm" in such Registration Statement.


/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, CA
January 29, 2008